Exhibit 10.4

Schedule of Omitted Documents

Exhibit 10.4 to Registration Statement on Form S-1

The Real Good Food Company, Inc.

LIST OF INDEMNITEES

Each of the individuals identified below is a party to an indemnification agreement with The Real Good Food Company, Inc. in the form attached herewith as Exhibit 10.4 to The Real Good Food Company, Inc.’s Registration Statement on Form S-1:

Name	Date Signed
Bryan Freeman	, 2021
Gerard G. Law	, 2021
Akshay Jagdale	, 2021
Andrew J. Stiffelman	, 2021
Deanna T. Brady	, 2021
Gil B. de Cardenas	, 2021
George F. Chappelle, Jr.	, 2021
Mark J. Nelson	, 2021

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”), dated                         , 2021, is by and between The Real Good Food Company, Inc., a Delaware corporation (the “Company”), and                          (“Indemnitee”).

RECITALS

A.        Indemnitee is a director or an officer of the Company.

B.        The board of directors of the Company (the “Board”) has determined that enhancing the ability of the Company to retain and attract as directors and officers the most capable persons is in the best interests of the Company and that the Company therefore should seek to assure such persons that indemnification is available.

C.        In recognition of the need to provide Indemnitee with substantial protection against personal liability, in order to procure Indemnitee’s continued service as a director or officer of the Company and enhance Indemnitee’s ability to serve the Company in an effective manner, and in order to provide such protection pursuant to express contract rights, the Company wishes to provide in this Agreement for the indemnification of, and the advancement of Expenses to, Indemnitee as set forth in this Agreement.

D.        The rights provided to Indemnitee pursuant to this Agreement are intended to be enforceable irrespective of, among other things, any amendment to the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws (as amended, and in effect from time to time, the “Constituent Documents”), any change in the composition of the Board, and any change in control or business combination transaction relating to or involving the Company.

NOW, THEREFORE, in consideration of the foregoing and Indemnitee’s agreement to continue to provide services to the Company, the parties hereby agree as follows:

1. Services to the Company. Indemnitee agrees to continue to serve as a director or officer of the Company for so long as Indemnitee is duly elected or appointed, until Indemnitee tenders Indemnitee’s resignation or until Indemnitee is terminated by the Company, as applicable. This Agreement shall not be deemed an employment agreement between Indemnitee and the Company (or any of its subsidiaries or another Enterprise). Indemnitee specifically acknowledges that Indemnitee’s service to the Company (or any of its subsidiaries or another Enterprise) is at will and Indemnitee may be discharged at any time for any reason, with or without cause, except as may be otherwise provided in any written employment agreement (or similar agreement) between Indemnitee and the Company (or any of its subsidiaries or another Enterprise), other applicable severance or change of control agreements duly adopted by the Board or, with respect to service as a director or officer of the Company, by the Constituent Documents or Delaware law. This Agreement shall continue in force after Indemnitee has ceased to serve as a director or officer of the Company or, at the request of the Company, of any of its subsidiaries or another Enterprise.

2. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Agreement” shall have the meaning ascribed to it in the preamble above.

(b) “Beneficial Owner” has the meaning given to such term in Rule 13d-3 under the Exchange Act.

(c) “Board” shall have the meaning ascribed to it in the recitals above.

(d) “Business Combination” means a reorganization, merger, consolidation or similar transaction relating to or involving the Company.

(e) “Change in Control” means the occurrence after the date of this Agreement of any of the following events:

(i) Acquisition of Stock by Third Party. Any Person who is not a stockholder of the Company as of the effective date of this Agreement becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the Company’s Voting Securities, unless the change in the relative Beneficial Ownership of the Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding Voting Securities;

(ii) Corporate Transactions. The consummation of a Business Combination, unless immediately following such Business Combination, (1) the Beneficial Owners of the Voting Securities of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the entity resulting from such transaction, (2) no Person (excluding any corporation resulting from such Business Combination) is the Beneficial Owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the Board of Directors of the corporation resulting from such Business Combination were Continuing Directors, at the time of the execution of the initial agreement or of the action of the Board, providing for such Business Combination;

(iii) Change in Board of Directors. The Continuing Directors cease for any reason to constitute at least a majority of the members of the Board; or

(iv) Liquidation. The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or an agreement or series of agreements for the sale or disposition by the Company of all or substantially all of the Company’s assets (or, if such approval is not required, the decision by the Board to proceed with such a liquidation, distribution, sale, or disposition in one transaction or a series of related transactions).

(f) “Claim” means:

(i) any threatened, pending or completed action, suit, demand, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law; or

(ii) any inquiry, hearing or investigation that Indemnitee determines might lead to the institution of any such action, suit, demand, proceeding or alternative dispute resolution mechanism.

(g) “Company” shall have the meaning ascribed to it in the preamble above.

(h) “Constituent Documents” shall have the meaning ascribed to it in the recitals above.

(i) “Continuing Directors” means, during a period of two consecutive years, not including any period prior to the execution of this Agreement, the individuals collectively who at the beginning of such period constituted the Board (including for this purpose any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved).

(j) “Delaware Court” means the Court of Chancery of the State of Delaware.

(k) “Disinterested Director” means a director of the Company who is not and was not a party to the Claim in respect of which indemnification is sought by Indemnitee.

(l) “Enterprise” means, any corporation, limited liability company, partnership, joint venture, trust or other entity.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Expense Advance” means any payment of Expenses advanced to Indemnitee by the Company pursuant to Section 4 or Section 5 hereof.

(o) “Expenses” means any and all expenses (including reasonable attorneys’ and experts’ fees), court costs, transcript costs, travel expenses, duplicating, printing and binding costs, telephone charges, and all other costs and expenses incurred in connection with investigating, defending, being a witness in or participating in, or preparing to defend, be a witness in or participate in, any Claim. Expenses also shall include (i) Expenses incurred in connection with any appeal resulting from any Claim, including, without limitation, the premium, security for, and other costs relating to any cost bond, supersedes bond, or other appeal bond or its equivalent, and (ii) for purposes of Section 5 only, Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise. Expenses shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(p) “Indemnifiable Event” means any event or occurrence, whether occurring before, on or after the date of this Agreement, related to the fact that Indemnitee is or was a director, officer, employee, member, manager, or agent of the Company or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, member, manager, partner, trustee, or agent of another Enterprise, or by reason of an action or inaction by Indemnitee in any such capacity (whether or not serving in such capacity at the time any Loss is incurred for which indemnification can be provided under this Agreement).

(q) “Indemnitee” shall have the meaning ascribed to it in the preamble above.

(r) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporate law and neither presently performs, nor in the past five (5) years has performed, services for either: (i) the Company or Indemnitee (other than in connection with matters concerning other indemnitees under similar agreements) or (ii) any other party to the Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(s) “Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), excise taxes, amounts paid or payable in settlement, including any interest, assessments, any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement and all other charges paid or payable in connection with investigating, defending or preparing to defend, being a witness in or preparing to be a witness in, or participating in, any Claim.

(t) “Notification Date” shall have the meaning ascribed to it in Section 11(c) below.

(u) “Other Indemnity Provisions” shall have the meaning ascribed to it in Section 15 below.

(v) “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity and includes the meaning set forth in Sections 13(d) and 14(d) of the Exchange Act.

(w) “Standard of Conduct Determination” shall have the meaning ascribed to it in Section 11(b) below.

(x) “Voting Securities” means any securities of the Company that vote generally in the election of directors.

3. Indemnification. Subject to the terms of this Agreement, the Company shall indemnify Indemnitee, to the fullest extent permitted by the laws of the State of Delaware in effect on the date hereof, or as such laws may from time to time hereafter be amended to increase (but not to decrease) the scope of such permitted indemnification, against any and all Losses if Indemnitee was or is or becomes a party to or participant in, or is threatened to be made a party to or participant in, any Claim by reason of or arising, in whole or in part, out of an Indemnifiable Event, including, without limitation, Claims brought by or in the right of the Company, Claims brought by third parties, and Claims in which Indemnitee is solely a witness.

4. Advancement of Expenses. Indemnitee shall have the right to advancement by the Company, prior to the final disposition of any Claim by final adjudication to which there are no further rights of appeal, of any and all Expenses actually and reasonably paid or incurred by Indemnitee in connection with any Claim by reason of or arising, in whole or in part, out of an Indemnifiable Event. Without limiting the generality or effect of the foregoing, within thirty (30) calendar days after any request by Indemnitee, the Company shall, in accordance with such request, (a) pay such Expenses on behalf of Indemnitee, (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses, or (c) reimburse Indemnitee for such Expenses, as determined in the

Company’s discretion. Execution and delivery to the Company of this Agreement by Indemnitee constitutes an undertaking by Indemnitee, and Indemnitee hereby agrees, to repay any amounts paid, advanced or reimbursed by the Company pursuant to this Section 4 in respect of Expenses relating to, arising out of, or resulting from, any Claim in respect of which it shall be determined, pursuant to Section 11, following the final disposition of such Claim, that Indemnitee is not entitled to indemnification hereunder. No other form of undertaking shall be required other than the execution of this Agreement.

5. Indemnification for Expenses in Enforcing Rights. To the fullest extent permitted by the laws of the State of Delaware, the Company shall also indemnify against, and, if requested by Indemnitee, advance to Indemnitee subject to and in accordance with Section 4, any Expenses actually and reasonably paid or incurred by Indemnitee in connection with any action or proceeding by Indemnitee for (a) indemnification or reimbursement or advance payment of Expenses by the Company under any provision of this Agreement, or under any other agreement or provision of the Constituent Documents now or hereafter in effect that relate to Claims relating to, arising out of, or resulting from Indemnifiable Events, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company. However, in the event that Indemnitee is ultimately determined not to be entitled to such indemnification or insurance recovery, as the case may be, then all amounts advanced under this Section 5 shall be repaid by Indemnitee. Indemnitee shall be required to reimburse the Company in the event that a final judicial determination is made that such action brought by Indemnitee was frivolous or not made in good faith.

6. Third-Party Indemnification. The Company hereby acknowledges that Indemnitee has or may from time to time obtain certain rights to indemnification, advancement of expenses and/or insurance provided by one or more third parties (collectively, the “Third-Party Indemnitors”). The Company hereby agrees that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Third-Party Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), and that the Company will not assert that the Indemnitee must seek expense advancement, reimbursement, or indemnification from any Third-Party Indemnitor before the Company must perform its expense advancement, reimbursement, and indemnification obligations under this Agreement. No advancement or payment by the Third-Party Indemnitors on behalf of Indemnitee with respect to any Claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing. The Third-Party Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery which Indemnitee would have had against the Company if the Third-Party Indemnitors had not advanced or paid any amount to or on behalf of Indemnitee.

7. Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of any Losses in respect of a Claim related to an Indemnifiable Event but not for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

8. Contribution in the Event of Joint Liability. To the fullest extent permissible under applicable law, if the indemnification rights provided for in this Agreement are unavailable to Indemnitee in whole or in part for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall pay, in the first instance, the entire amount incurred by Indemnitee, whether for damages, losses, liabilities, judgments, fines, penalties, amounts paid or to be paid in settlement and/or Expenses, in connection with any Indemnifiable Event, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Indemnifiable Event in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such proceeding; and/or (ii) the relative fault of the Company and its subsidiaries (and their respective directors, officers, employees, members, managers and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

9. Notification and Defense of Claims.

(a) Notification of Claims. Indemnitee shall notify the Company in writing as soon as practicable of any Claim which could relate to an Indemnifiable Event or for which Indemnitee could seek Expense Advances, including a brief description (based upon information then available to Indemnitee) of the nature and amount of, and the facts underlying, such Claim. The failure by Indemnitee to timely notify the Company hereunder shall not relieve the Company from any liability hereunder other than to the extent the Company’s ability to participate in the defense of such claim was materially and adversely prejudiced by such failure.

(b) Defense of Claims. The Company shall be entitled to participate in the defense of any Claim relating to an Indemnifiable Event at its own expense and, except as otherwise provided below, to the extent the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any such Claim, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently directly incurred by Indemnitee in connection with Indemnitee’s defense of such Claim other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its own legal counsel in such Claim, but all Expenses related to such counsel incurred after notice from the Company of its assumption of the defense shall be at Indemnitee’s own expense; provided, however, that if (i) Indemnitee’s employment of its own legal counsel has been authorized by the Company, (ii) Indemnitee’s counsel has reasonably determined that there may be a conflict of interest between Indemnitee and the Company in the defense of such Claim, (iii) after a Change in Control, Indemnitee’s employment of its own counsel has been approved by the Independent Counsel or (iv) the Company shall not in fact have employed counsel to assume the defense of such Claim, then Indemnitee shall be entitled to retain its own separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any such Claim) and all Expenses related to such separate counsel shall be borne by the Company.

10. Procedure Upon Application for Indemnification. In order to obtain indemnification pursuant to this Agreement, Indemnitee shall submit to the Company a written request therefor, including in such request such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification within thirty (30) days following the final disposition of the Claim. Indemnification shall be made insofar as the Company determines Indemnitee is entitled to indemnification in accordance with Section 11 below.

11. Determination of Right to Indemnification.

(a) Mandatory Indemnification; Indemnification as a Witness.

(i) Mandatory Indemnification. To the extent that Indemnitee shall have been successful on the merits or otherwise in defense of any Claim relating to an Indemnifiable Event or any portion thereof, or in defense of any issue or matter therein, including, without limitation, dismissal without prejudice or settlement of the Claim (subject to the terms of Section 13 below), Indemnitee shall be indemnified against all Losses relating to such Claim in accordance with Section 3, to the fullest extent allowable by law.

(ii) Indemnification as a Witness. To the extent that Indemnitee’s involvement in a Claim relating to an Indemnifiable Event is to prepare to serve and serve as a witness, and not as a party, Indemnitee shall be indemnified against all Losses incurred in connection therewith to the fullest extent allowable by law.

(b) Standard of Conduct. To the extent that the provisions of Section 11(a) are inapplicable to a Claim related to an Indemnifiable Event that shall have been finally disposed of, any determination of whether Indemnitee has satisfied any applicable standard of conduct under Delaware law that is a legally required condition to indemnification of Indemnitee hereunder against Losses relating to such Claim and any determination that Expense Advances must be repaid to the Company (a “Standard of Conduct Determination”) shall be made as follows:

(i) if no Change in Control has occurred, (A) by a majority vote of the Disinterested Directors, even if less than a quorum of the Board, (B) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum or (C) if there are no such Disinterested Directors, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee; and

(ii) if a Change in Control shall have occurred, (A) if Indemnitee so requests in writing, by a majority vote of the Disinterested Directors, even if less than a quorum of the Board or (B) otherwise, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee.

The Company shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within thirty (30) calendar days of such request, any and all Expenses incurred by Indemnitee in cooperating with the Person or Persons making such Standard of Conduct Determination.

(c) Making the Standard of Conduct Determination. The Company shall use its reasonable best efforts to cause any Standard of Conduct Determination required under Section 11(b) to be made as promptly as practicable. If the Person or Persons designated to make the Standard of Conduct Determination under Section 11(b) shall not have made a determination within thirty (30) calendar days after the later of (A) receipt by the Company of a written request from Indemnitee for indemnification pursuant to Section 10 (the date of such receipt being the “Notification Date”) and (B) the selection of an Independent Counsel, if such determination is to be made by Independent Counsel, then Indemnitee shall be deemed to have satisfied the applicable standard of conduct, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a final judicial determination that any or all such indemnification is prohibited under applicable law; provided, however, that such thirty (30) calendar day period may be extended for a reasonable time, not to exceed an additional fifteen (15) calendar days, if the Person or Persons making such determination in good faith requires such additional time to obtain or evaluate information relating thereto. Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement of Indemnitee to indemnification under this Agreement shall be required to be made prior to the final disposition of any Claim.

(d) Payment of Indemnification. The Company shall pay to Indemnitee, within thirty (30) calendar days after the later of (A) the Notification Date, or (B) the earliest date on which the applicable criterion specified in clause (i), (ii) or (iii) below is satisfied, an amount equal to such Losses, if, in regard to any Losses:

(i) Indemnitee shall be entitled to indemnification pursuant to Section 11(a);

(ii) no Standard of Conduct Determination is legally required as a condition to indemnification of Indemnitee hereunder; or

(iii) Indemnitee has been determined or deemed pursuant to Section 11(b) or Section 11(c) to have satisfied the Standard of Conduct Determination.

(e) Selection of Independent Counsel for Standard of Conduct Determination. If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section 11(b)(i), the Independent Counsel shall be selected by the Board of Directors, and the Company shall give written notice to Indemnitee advising Indemnitee of the identity of the Independent Counsel so selected. If a Standard of Conduct Determination is to be made by the Independent Counsel pursuant to Section 11(b)(ii), the Independent Counsel shall be selected by Indemnitee, and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either case, Indemnitee or the Company, as applicable, may, within ten (10) calendar days after receiving written notice of selection from the other, deliver to the other a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not satisfy the criteria set forth in the definition of “Independent Counsel” and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the individual or firm so selected shall act as Independent Counsel. If such written objection is properly and timely made and substantiated, (i) the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit; and (ii) the non-objecting party may, at its option, select an alternative Independent Counsel and give written notice to the other party advising such other party of the identity of the alternative Independent Counsel so selected, in which case the provisions of the two immediately preceding sentences shall apply to such subsequent selection and notice. If applicable, the provisions of clause (ii) of the immediately preceding sentence shall apply to successive alternative selections. If no Independent Counsel that is permitted under the foregoing provisions of this Section 11(e) to make the Standard of Conduct Determination shall have been selected within thirty (30) calendar days after the Company gives its initial notice pursuant to the first sentence of this Section 11(e) or Indemnitee gives its initial notice pursuant to the second sentence of this Section 11(e), as the case may be, either the Company or Indemnitee may petition the Delaware Court to resolve any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or to appoint as Independent Counsel an individual or firm to be selected by the Court or such other person as the Court shall designate, and the individual or firm with respect to whom all objections are so resolved or the individual or firm so appointed will act as Independent Counsel. In all events, the Company shall pay all of the reasonable fees and expenses of the Independent Counsel incurred in connection with the Independent Counsel’s determination pursuant to Section 11(b).

(f) Presumptions and Defenses.

(i) Indemnitee’s Entitlement to Indemnification. In making any Standard of Conduct Determination, the Person or Persons making such determination shall presume that Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and the Company shall have the burden of proof to overcome that presumption and establish that Indemnitee is not so entitled by a preponderance of the evidence. Any Standard of Conduct Determination that is adverse to Indemnitee may be challenged by Indemnitee in the Delaware Court. No determination by the Company (including by its directors or any Independent Counsel) that Indemnitee has not satisfied any applicable standard of conduct or failure by the Company to reach such a determination may be used as a defense to any legal proceedings brought by Indemnitee to secure indemnification or reimbursement or advance payment of Expenses by the Company hereunder or create a presumption that Indemnitee has not met any applicable standard of conduct.

(ii) Reliance as a Safe Harbor. For purposes of this Agreement, and without creating any presumption as to a lack of good faith if the following circumstances do not exist, Indemnitee shall be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company if Indemnitee’s actions, or omissions to act, are taken in good faith reliance upon the records of the Company, including its financial statements, or upon information, opinions, reports or statements furnished to Indemnitee by the officers or employees of the Company or any of its subsidiaries in the course of their duties, or by committees of the Board or by any other Person (including legal counsel, accountants and financial advisors) as to matters Indemnitee reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. In addition, the knowledge and/or actions, or failures to act, of any director, officer, employee, or agent of the Company or any of its subsidiaries shall not be imputed to Indemnitee for purposes of determining the right to indemnity hereunder.

(iii) No Other Presumptions. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, will not create a presumption that Indemnitee did not meet any applicable standard of conduct or have any particular belief, or that indemnification hereunder is otherwise not permitted.

(iv) Defense to Indemnification and Burden of Proof. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Losses incurred in defending against a Claim related to an Indemnifiable Event in advance of its final disposition) that it is not permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed. In connection with any such action or any related Standard of Conduct Determination, the burden of proving such a defense or that Indemnitee did not satisfy the applicable standard of conduct shall be on the Company by a preponderance of the evidence.

(v) Resolution of Claims. The Company acknowledges that a settlement or other disposition short of final judgment may be successful on the merits or otherwise for purposes of Section 11(a)(i) if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any Claim relating to an Indemnifiable Event to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise for purposes of Section 11(a)(i). The Company shall have the burden of proof to overcome this presumption by a preponderance of the evidence.

12. Exclusions from Indemnification. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to:

(a) indemnify or advance funds to Indemnitee for Expenses or Losses with respect to proceedings initiated by Indemnitee, including any proceedings against the Company or its directors, officers, employees or other indemnitees and not by way of defense, except:

(i) proceedings referenced in Section 5 above (unless a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was not made in good faith or was frivolous); or

(ii) where the Company has joined in or the Board has consented to the initiation of such proceedings.

(b) indemnify Indemnitee if a final decision by a court of competent jurisdiction determines that such indemnification is prohibited by applicable law.

(c) indemnify Indemnitee for the disgorgement of profits arising from the purchase or sale by Indemnitee of securities of the Company in violation of Section 16(b) of the Exchange Act, or any similar law.

(d) indemnify or advance funds to Indemnitee for Indemnitee’s reimbursement to the Company of any bonus or other incentive-based or equity-based compensation previously received by Indemnitee or payment of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements under Section 304 of the Sarbanes-Oxley Act of 2002 in connection with an accounting restatement of the Company or the payment to the Company of profits arising from the purchase or sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act).

13. Settlement of Claims. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Claim related to an Indemnifiable Event effected without the Company’s prior written consent, which shall not be unreasonably withheld. The Company shall not settle any Claim related to an Indemnifiable Event in any manner that would impose any Losses on Indemnitee without Indemnitee’s prior written consent. The Company shall not, without the prior written consent of Indemnitee, effect any settlement of any Claim relating to an Indemnifiable Event to which Indemnitee is or could have been a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of Indemnitee from all liability on all claims that are the subject matter of such Claim.

14. Duration. All agreements and obligations of the Company contained herein shall continue during the period that Indemnitee is a director, officer, employee, member, manager, or agent of the Company or any subsidiary of the Company (or is serving at the request of the Company as a director, officer, employee, member, manager, partner, trustee, or agent of another Enterprise)

and shall continue thereafter (i) so long as Indemnitee may be subject to any possible Claim relating to an Indemnifiable Event (including any rights of appeal thereto) and (ii) throughout the pendency of any proceeding (including any rights of appeal thereto) commenced by Indemnitee to enforce or interpret his or her rights under this Agreement, even if, in either case, he or she may have ceased to serve in such capacity at the time of any such Claim or proceeding.

15. Non-Exclusivity. The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may have under the Constituent Documents, the laws of the State of Delaware, any other contract or otherwise (collectively, “Other Indemnity Provisions”); provided, however, that (a) to the extent that Indemnitee otherwise would have any greater right to indemnification under any Other Indemnity Provision, Indemnitee will be deemed to have such greater right hereunder, and (b) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to indemnification than that provided under this Agreement as of the date hereof, Indemnitee will be deemed to have such greater right hereunder. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other right or remedy.

16. Liability Insurance. For the duration of Indemnitee’s service as a director or officer of the Company, and thereafter for so long as Indemnitee shall be subject to any pending Claim relating to an Indemnifiable Event, the Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to obtain and continue to maintain in effect policies of directors’ and officers’ liability insurance providing coverage that is at least substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’ liability insurance. The insurance provided pursuant to this Section 16 shall be primary insurance to the Indemnitee for any Indemnifiable Event and/or Expense to which such insurance applies. In all policies of directors’ and officers’ liability insurance maintained by the Company, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are provided to the most favorably insured of the Company’s directors, if Indemnitee is a director, or of the Company’s officers, if Indemnitee is an officer (and not a director) by such policy. Upon request, the Company will provide to Indemnitee copies of all directors’ and officers’ liability insurance applications, binders, policies, declarations, endorsements and other related materials.

17. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment to Indemnitee in respect of any Losses to the extent Indemnitee has otherwise received payment under any insurance policy, the Constituent Documents, Other Indemnity Provisions or otherwise of the amounts otherwise (including from another Enterprise) indemnifiable by the Company hereunder.

18. Subrogation. In the event of payment to Indemnitee under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee. Indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

19. Amendments; Waivers. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

20. Injunctive Relief. It is recognized and acknowledged by the parties that a breach of this Agreement, including but not limited to a breach of Section 4, will cause irreparable damage to Indemnitee, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Company agrees that in the event of a breach, in addition to any other remedy which may be available at law or in equity, Indemnity shall be entitled to specific performance and injunctive relief. The Company and Indemnitee further agree that Indemnitee shall be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Company and Indemnitee acknowledge that in the absence of a waiver, a bond or undertaking may be required by the Delaware Court, and they hereby waive any such requirement of such a bond or undertaking.

21. Enforcement and Binding Effect.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve (or continue serving) as a director or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director or officer of the Company.

(b) Without limiting any of the rights of Indemnitee under any Other Indemnity Provisions as they may be amended from time to time, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

(c) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part of the business and/or assets of the Company, by written agreement in form and substances satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

22. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any portion thereof) are held by a court of competent jurisdiction to be invalid, illegal, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

23. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, by postage prepaid, certified or registered mail:

(a) if to Indemnitee, to the address set forth on the signature page hereto.

(b) if to the Company, to:

The Real Good Food Company, Inc.

Attn: Chief Executive Officer

3 Executive Campus, Suite 155

Cherry Hill, NJ 08002

Notice of change of address shall be effective only when given in accordance with this Section 23. All notices complying with this Section 23 shall be deemed to have been received on the date of hand delivery or on the third business day after mailing.

24. Governing Law and Forum. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to its principles of conflicts of laws. The Company and Indemnitee hereby irrevocably and unconditionally: (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court and not in any other state or federal court in the United States or any other country, (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, and (c) waive, and agree not to plead or make, any claim that the Delaware Court lacks venue or that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

25. Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.

26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which together shall constitute one and the same Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date first above written.

COMPANY:

THE REAL GOOD FOOD COMPANY, INC.

By:
Gerard G. Law, Chief Executive Officer

INDEMNITEE:

(Print Name)

Address:

[Signature Page to Indemnification Agreement]